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                                                                   Exhibit 10.10


THIS AGREEMENT, made and entered into this 19th day of January, 2004 by and between American Building Control, Inc., a Delaware Corporation, and Ultrak Operating, L.P. (now known as MDI Operating, L.P., a Texas limited partnership), (collectively hereinafter referred to as "ABCX"), and Karen S. Austin, an individual (hereinafter referred to as "Ms. Austin").

WHEREAS, Ms. Austin had been employed by ABCX in various positions, the latest being as Senior Vice President, and General Counsel, pursuant to the terms of that certain Employment Agreement between her and American Building Control, Inc. and MDI Operating, L.P. dated as of July 1, 2002 (the "Employment Agreement").

WHEREAS, pursuant to that certain Release Agreement agreed to and accepted by Ms. Austin dated June 24, 2003, ABCX and Ms. Austin reached a final understanding related to the separation of Ms. Austin from ABCX, including the agreement on the part of ABCX to make the Separation Payments to Ms. Austin as set forth therein.

WHEREAS, ABCX has paid to Ms. Austin and Ms. Austin has received all amounts owed to her up to the date of this Agreement arising out of or as a result of her employment with ABCX or her separation of employment.

WHEREAS, it is deemed advisable by the parties that any continuing relationship between Ms. Austin and ABCX based on her past employment, her Employment Agreement, her Release Agreement, her separation of employment, or any other matter based on or arising out of her past employment relationship with ABCX, be terminated effective as of January 20, 2004 and that a final adjustment be made of all matters between Ms. Austin and ABCX with respect to all past, present and future rights and obligations which now exist or may arise pursuant to Ms. Austin's past employment by ABCX; and

WHEREAS, the parties are willing to waive unconditionally any past, present and future claims against the other.

NOW, THEREFORE, the parties hereto mutually agree as follows:

1. Ms. Austin will be paid the sum of U.S. $150,000.00, subject to each of the parties signing duplicate originals of this Agreement. This amount is a net amount and reflects the deduction by ABCX of standard withholdings and other authorized deductions.

The above sum represents all amounts to be paid by ABCX to Ms. Austin as "severance pay", separation allowance, retention bonuses, change of control or alleged change of control payments, transaction bonuses, or other like compensations which may be claimed by Ms. Austin arising out of her employment or due to the termination of her employment with ABCX. The parties agree that any and all additional benefits or entitlements made available to Ms. Austin by or because of ABCX shall also be extinguished as of the date of this Agreement, such as, but not limited to, any cell phone or automobile allowance or lease arrangement.

Having elected to receive lump sum severance pay, Ms. Austin will not be eligible to participate in the ABCX Medical Plan unless Ms. Austin elects COBRA coverage, in which case Ms. Austin will

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be responsible for the full cost of this coverage (normal employee and company contribution.) If Ms. Austin decides to elect COBRA coverage, she may contact the ABCX Human Resources Department for details on how to make such election.

If applicable, Ms. Austin's additional company provided insurance, such as life insurance, will be terminable by ABCX on execution of this Agreement by the parties.

2. For and in consideration of the sums paid by ABCX to Ms. Austin, as set forth in paragraph 1 above, Ms. Austin, in full satisfaction of any and all claims of whatever nature, hereby has remised, released and forever discharged and by these presence does for herself, and her heirs, executors, and administrators and assigns, release and forever discharge ABCX, and its successors and assigns, of and from all manner of actions, suits, debts, dues, sums of money, accounts, reckoning, covenants, contracts, agreements, promises, claims and awards whatsoever, in law or in equity which against ABCX, Ms. Austin ever had, now has or which she or her heirs, executors or administrators, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the employment relationship with ABCX.

3. ABCX hereby has remised, released and forever discharged and by these presence does for itself, and its assigns, release and forever discharge Ms. Austin, and her successors and assigns, of and from all manner of actions, suits, debts, dues, sums of money, accounts, reckoning, covenants, contracts, agreements, promises, claims and awards whatsoever, in law or in equity which against Ms. Austin, ABCX ever had, now has or which it or its assigns, hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the employment relationship with ABCX.

4. Each of the parties represents and agrees that they will not in the future discuss with any third party (other than their representing attorney) any of the details involved in this Agreement. Each agrees to keep confidential, and not to disclose to anyone, except to the extent required by law or compulsory process, any of the terms or conditions, including the dollar amounts paid pursuant to this Agreement. This paragraph shall not prohibit either party from discussing or disclosing the consideration provided herein with their immediate family (in the case of Ms. Austin), accountant(s), financial advisor(s), or the Internal Revenue Service or other state or federal taxing authority.

5. Each of the parties agree that they will not make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause material damage to the reputation and goodwill of, or otherwise negatively reflect upon the other.

6. The parties declare that each has carefully read this Agreement, that each has reviewed its terms in conjunction with counsel, and that each agrees to the terms and provisions of the Agreement for the purpose of making a full and final adjustment and resolution of the matters contained herein.

7. Each party signing this Agreement acknowledges that this agreement completely and adequately resolves all matters between the parties arising out of Ms. Austin's employment by ABCX or Ms. Austin's separation of employment.

8. This Agreement constitutes and contains the entire Agreement and understanding between the Parties with respect to the subject matter hereof.

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9. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed by the laws of the State of Texas.

10. Any waiver, alteration or modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by ABCX and Ms. Austin.

11. Should Ms. Austin in any manner, whether directly or indirectly, contest or challenge this Agreement or any of its provisions, or assert any action or cause of action against ABCX, Ms. Austin agrees to immediately return all consideration paid pursuant to this Agreement, and Ms. Austin further agrees to pay ABCX for any and all attorneys' fees incurred or expended by ABCX to enforce this Agreement or any of its provisions, or defend any action or cause of action against ABCX brought by Ms. Austin, her agents, representatives or assigns.

12. Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

EACH PARTY SIGNING THIS AGREEMENT STIPULATES THAT THIS AGREEMENT COMPLETELY AND ADEQUATELY RESOLVES ALL MATTERS BETWEEN THE PARTIES ARISING OUT OF MS. AUSTIN'S EMPLOYMENT BY ABCX OR MS. AUSTIN'S SEPARATION THEREFROM.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



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Karen S. Austin

AMERICAN BUILDING CONTROL, INC.

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By    Danny Mills:
Its:  President and Chief Executive Officer

MDI OPERATING, L.P.
By:   American Building Control L.P., Inc.
Its:  General Partner

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By:   Chris Sharng
Its:  Senior Vice President